Exhibit 2.28

FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT

This First Amendment to Purchase and Sale Agreement (this “Amendment”) is made and entered into as of March 14, 2013 (the “Effective Date”) by and between AVALON HEALTH CARE, LLC (“Seller”) and ADCARE PROPERTY HOLDINGS, LLC, an Ohio limited liability company or its permitted assigns (“Purchaser”).

WITNESSETH:

WHEREAS, Seller and Purchaser are parties to that certain Purchase and Sale Agreement dated as of February 15, 2013 (the “Agreement”); and

WHEREAS, Purchaser and Seller desire to amend the Agreement to extend the Closing Date on the terms hereinafter set forth.

In consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration paid by Purchaser to Seller, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

1.                                      Capitalized Terms. Capitalized but undefined terms used in this Amendment shall have the meanings set forth in the Agreement.

2.                                      Closing Date.  The Agreement is hereby amended to provide that “Closing Date” shall mean April 30, 2013, or if extended by Purchaser pursuant to Section 2.2 of the Agreement, May 31, 2013, as the case may be.

3.                                      Partial Disbursement of Deposit; Increase in Deposit.  By the execution of this Amendment, Purchaser hereby authorizes and directs Escrow Agent to promptly wire the sum of One Hundred Thousand and 00/100 Dollars ($100,000.00) (the “Disbursed Deposit”) to Seller pursuant to the wire instructions set forth on Exhibit A attached hereto.  The Disbursed Deposit shall be non-refundable to Purchaser regardless of whether the Closing occurs.  If the Closing occurs, the Disbursed Deposit will be credited against the Cash Consideration portion of the Purchase Price at Closing.  Also, as additional consideration for the extension of the Closing Date as set forth herein, Purchaser shall deposit an additional amount of One Hundred Thousand and 00/100 Dollars ($100,000.00) (the “Additional Deposit”) with the Escrow Agent on or before March 31, 2013.  The Additional Deposit shall be deemed to be part of the “Deposit” as defined under the Agreement and shall be credited against the Cash Consideration portion of the Purchase Price at Closing (or in the event of a Seller default resulting in the failure of the transaction contemplated by the Agreement to close, returned to Purchaser upon demand in accordance with Section 11.5 of the Agreement).  For clarification, the total Deposit, following the disbursement to Seller of the Disbursed Deposit and provided that the Purchaser makes the Additional Deposit, shall be Three Hundred Fifty Thousand and 00/100 Dollars ($350,000.00).

4.                                      Financing Contingency.  The parties acknowledge and agree that the Closing and Purchaser’s payment of the Purchase Price to Seller are contingent upon Purchaser receiving financing from KeyBank National Association in an amount not less than $22,000,000.00 as evidenced by a signed loan commitment between Purchaser and Lender dated no more than fifteen (15) business days after the date that AdCare Health Systems, Inc., Purchaser’s parent company, files its Form 10-K (Annual Report) for the fiscal year ended December 31, 2012, with the United States Securities and Exchange Commission.  If, however, for any reason, Purchaser is unable to obtain such financing, Purchaser shall have the full right and option to terminate this Agreement and promptly receive a full refund of the Deposit from the Escrow Agent and Seller.  As consideration for this Financing Contingency, Purchaser hereby waives its right to terminate the Agreement as set forth the first full sentence of Section 3.2 of the Agreement.

5.                                      Seller Note Documents.  The parties acknowledge and agree that the Seller Note shall be guaranteed by AdCare Health Systems, Inc., and that no other security for the note shall be warranted.  Accordingly, any references in the Agreement (including, without limitation Sections 4.1(k), 5.2(g) and Exhibit F) to a Deed of Trust or Security Agreement relating to the Seller Note shall be deleted.

6.                                      Ratification. Except to the extent amended hereby, Purchaser and Seller ratify and confirm that all other terms and conditions of the Agreement remain in full force and effect.

7.                                      Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall be taken to be one and the same Amendment, for the same effect as if all parties hereto had signed the same signature page, and an electronic PDF or facsimile copy of an executed counterpart shall constitute the same as delivery of the original of such executed counterpart. Any signature page of this Amendment (whether original or facsimile) may be detached from any counterpart of this Amendment (whether original or facsimile) without impairing the legal effect of any signatures thereof and may be attached to another counterpart of this Amendment (whether original, PDF or facsimile) identical in form hereto but having attached to it one or more additional signature pages (whether original, PDF or facsimile).

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IN WITNESS WHEREOF, each party has caused this Amendment to be executed and delivered under seal as of the date set forth hereinabove.

SELLER:		PURCHASER:

AVALON HEALTH CARE, LLC, a Tennessee limited liability company		ADCARE PROPERTY HOLDINGS, LLC, an Ohio limited liability company

By:	/s/ Emily Whitcomb	By:	/s/ Boyd P. Gentry
	Emily Whitcomb, Owner/CEO		Boyd P. Gentry, Manager